UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                   FORM 8-K

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                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

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                               December 22, 2006
                                DATE OF REPORT
                       (DATE OF EARLIEST EVENT REPORTED)

                               NEWS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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          Delaware                     001-32352                26-0075658
(STATE OR OTHER JURISDICTION     (COMMISSION FILE NO.)         (IRS EMPLOYER
      OF INCORPORATION)                                     IDENTIFICATION NO.)

             1211 Avenue of the Americas, New York, New York 10036 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                                 (212) 852-7000
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                 NOT APPLICABLE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|X| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         On December 22, 2006, News Corporation (the "Company") announced that it had signed a share exchange agreement (the "Share Exchange Agreement") with Liberty Media Corporation ("Liberty"). Under the terms of the transaction, Liberty will exchange its entire 16.3 percent economic position (324.6 million shares and 188 million shares of the Company's Class A common stock and Class B common stock, respectively) for 100% of a News Corporation subsidiary ("Splitco"), whose holdings will consist of a 38.4 percent interest (470.4 million shares) in The DIRECTV Group, Inc. ("DTV"), three of the Company's Regional Sports Networks (FSN Northwest, FSN Pittsburgh and FSN Rocky Mountain (the "RSNs")) and $550 million in cash, subject to adjustment based on the closing date net working capital of the RSNs as provided in the Share Exchange Agreement.

         The transaction is subject to customary closing conditions, including, among other things, regulatory approvals, the receipt of a ruling from the Internal Revenue Service, approval by the affirmative vote of a majority of the Company's Class B common stock, other than the shares owned by Liberty, in accordance with the Australian Stock Exchange listing rules, approval by the affirmative vote of a majority of the Company's Class B common stock, other than the shares owned by the Murdoch Interests and Liberty and the absence of a material adverse effect on Splitco. If approved the transaction is expected to be completed in the second half of calendar 2007.

         The Share Exchange Agreement provides that, upon termination under specified circumstances, including upon the failure to obtain the required shareholder vote under circumstances in which the votes associated with the shares of Class B common stock held by each of the Murdoch Interests and Liberty are not counted in determining whether such vote has been achieved, the Company would be required to pay Liberty a termination fee of $100 million. The Share Exchange Agreement provides for the payment of a $300 million termination fee under other specified circumstances, including a change in the Company Board of Directors' recommendation of the transaction.

         The Company has agreed to provide certain services to the RSNs after the closing and to certain restrictions on participating in a competing business in the territories of the RSNs. The Company has also agreed to certain restrictions after closing on participating in a business that provides direct-to-home delivery of video services by satellite in North or South America where such business was operated by DTV prior to the closing of the transaction.

         Each of the Company and Liberty has generally agreed to indemnify the other for breaches of its representations, warranties, covenants and agreements under the Share Exchange Agreement, subject to certain limitations.

         The foregoing description of the transaction does not purport to be complete and is qualified in its entirety by reference to the Share Exchange Agreement, a tax matters agreement between the parties and the Company's press release relating to the transaction, which are filed as Exhibits 2.1, 2.2 and 99.1, respectively, to this report and are incorporated herein by reference.

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ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

Exhibit
Number        Description
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2.1           Share Exchange Agreement, dated December 22, 2006, by and between
              News Corporation and Liberty Media Corporation.
2.2           Tax Matters Agreement, dated December 22, 2006, by and between
              News Corporation and Liberty Media Corporation.
99.1          Press release of News Corporation dated December 22, 2006.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            NEWS CORPORATION
                                            (REGISTRANT)


                                            By: /s/ Lawrence A. Jacobs
                                               -----------------------------
                                               Lawrence A. Jacobs
                                               Senior Executive Vice President
                                               and Group General Counsel

Dated: December 26, 2006


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                                 EXHIBIT INDEX


Exhibit
Number        Description
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2.1           Share Exchange Agreement, dated December 22, 2006, by and between
              News Corporation and Liberty Media Corporation.
2.2           Tax Matters Agreement, dated December 22, 2006, by and between
              News Corporation and Liberty Media Corporation.
99.1          Press release of News Corporation dated December 22, 2006.